Exhibit 23 (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Kentucky Utilities Company’s Registration Statement on Form S-3 (No. 333-202290-04) of our report dated February 19, 2016, with respect to the financial statements of Kentucky Utilities Company, included in this Annual Report (Form 10-K) for the year ended
December 31, 2017.

/s/ Ernst & Young LLP

Louisville, Kentucky
February 22, 2018